Exhibit 4.1

CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF

SERIES D CONVERTIBLE PREFERRED STOCK

OF INTERACTIVE BRAND DEVELOPMENT, INC.

a Delaware corporation

The undersigned, Steve Markley and Charles Pearlman, do hereby certify that:

1.

They are the Chief Executive Officer and Assistant Secretary, respectively, of INTERACTIVE BRAND DEVELOPMENT, INC., a corporation organized and existing under the Delaware General Corporation Law (“DGCL”) of the State of Delaware (the “Corporation”).

2.

Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the DGCL, on September 14, 2004, the Corporation filed with the Secretary of State of the State of Delaware a Certificate of Designation establishing the rights, preferences, privileges and restrictions on a newly authorized Series D convertible preferred stock of the Corporation (the “Series D Convertible Preferred Stock”).

3.

Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the DGCL, the Board of Directors of the Corporation, pursuant to meetings held January 20, 2005, adopted a resolution amending and restating the rights, preferences, privileges and restrictions of the Corporation’s Series D Convertible Preferred Stock, which resolution is as follows:

RESOLVED, that a series of Preferred Stock in the Corporation, having the rights, preferences, privileges and restrictions, and the number of shares constituting such series and the designation of such series, set forth below be, and it hereby is, authorized by the Board of Directors of the Corporation pursuant to authority given by the Corporation’s Articles of Incorporation.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the Determinations of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock as follows:

1.

Definitions.  For the purposes of this Certificate of Designation and in addition to other terms defined herein, the following definitions shall apply:

Affiliate means, as to any Person, any other Person which, directly or indirectly, alone or together with other Persons, controls or is controlled by or is under common control with such Person. “Control” “controlled by” and “under common control with”, as and with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person.

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Corporation.

“Business Day” means any day, Monday through Friday, on which U.S. federally chartered banks are open for business in New York, New York, and Fort Lauderdale, Florida.

“Closing” shall mean the consummation by the Corporation of the Media Billing Purchase.

“Closing Date” shall mean the date and time as of which the Closing actually takes place.

“Code” shall mean the United States Internal Revenue Code.

“Commission” shall mean the United States Securities and Exchange Commission.

“Common Stock” shall mean the authorized common stock, $.001 par value per share, of the Corporation.

“Common Stock Equivalent” shall mean any issued and outstanding notes, debentures or Preferred Stock that is convertible into shares of Common Stock, any options, warrants or securities exercisable for shares of Common Stock, or other rights entitling the holder to purchase Common Stock or exchange property or other assets for Common Stock.

“Conversion Date” shall mean the date of conversion of the Series D Preferred Stock into the Corporation’s Common Stock.

“DGCL” shall mean the Delaware General Corporation Law, as amended,

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, or any successor law.

“Fully-Diluted Common Stock” means, at any applicable point in time, the issued and outstanding shares of Common Stock of the Corporation, on a fully-diluted basis, after giving effect to (i) all issued and outstanding shares of Common Stock, (ii) the conversion into Common Stock of all issued and outstanding shares of Preferred Stock, (iii) all shares of Common Stock issuable upon exercise of any outstanding options, warrants or other rights to purchase Common Stock, and/or (iv) all shares of Common Stock issuable upon conversion of any outstanding notes, debentures, preferred stock, or other securities convertible into or exchangeable for shares of Common Stock.

“GAAP” means generally accepted United States accounting principles in effect from time to time.

“Governmental Authority” shall mean any court, tribunal, authority, agency, commission, bureau, department, official or other instrumentality of the United States, or any other country or any provincial, state, local, county, city or other political subdivision.

“Holder(s)” shall mean the individual or collective reference to Penthouse and any other holder(s) of the Series D Preferred Stock.

“iBill” shall mean Internet Billing Company, LLC, a Georgia Limited Liability company.

“Law” shall mean any United States, state or local (including common law) statute, code, directive, ordinance, rule, regulation or other requirement.

“Media Billing” shall mean Media Billing Company, L.L.C., a New York limited liability company.

“Media Billing Equity” shall mean 100% of the members interests in Media Billing.

“Media Billing Purchase” shall mean the consummation of the purchase by Corporation of the Media Billing Equity in exchange for the Series D Preferred Stock.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body or Governmental Authority.

“PHSL” shall mean PHSL Worldwide, Inc. (formerly, Penthouse International, Inc.), a Florida corporation.

“Preferred Stock” shall mean the authorized preferred stock, $.001 par value per share, of the Corporation.

“Proceeding” shall mean any claim, action, investigation, arbitration, litigation or other judicial, administrative or regulatory proceeding.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, or any successor law.

“Securities Purchase Agreement” means that certain securities purchase agreement, dated July 22, 2004, as amended August 26, 2004, and as further amended on January 21, 2005, among the Corporation and PHSL.

“Series D Preferred Stock” shall mean the 330,000 shares of Series D Preferred Stock of the Corporation to be authorized pursuant to this Series D Preferred Certificate of Designations.

“Series D Preferred Stock Certificate of Designations” shall mean this Certificate of Designation.

“Series D Preferred Designee” shall mean the Person who shall be designated by the Holder(s) of the Series D Preferred Stock to serve as a member of the board of directors of the Corporation and each of its direct and indirect Subsidiaries.

“Series E Preferred Stock” shall mean the 35,000 authorized shares of Series E Preferred Stock of the Corporation.

“Series F Preferred Stock” shall mean the 54,500 authorized shares of Series F Preferred Stock of the Corporation.

“Series G Preferred Stock” shall mean the 45,000 authorized shares of Series G Preferred Stock of the Corporation.

“Stated Value” shall mean the $100.00 per share stated value payable in respect of each of the authorized and issued series of the Series D Preferred Stock of the Corporation, as applicable, in connection with any Liquidation Event (as hereinafter defined in Section 7(a)) redemption or other sale or disposition of such Series D Preferred Stock.

“Subsidiary” shall mean with respect to any Person, any corporation, joint venture, limited liability company, partnership, association or other business entity of which 50% or more of the total voting power of stock or other equity entitled to vote generally in the election of directors or managers or equivalent Persons thereof is owned or controlled, directly or indirectly, by such Person.

“Transfer of Control” shall mean the occurrence of any one of the following events: (a) the sale, conveyance, exchange or disposition (collectively, “Transfer”) of all or substantially all of the assets of the Corporation, (b) the Transfer of all or substantially all of the assets of all or substantially all of the Subsidiaries of the Corporation, or (c) the consummation of a transaction or series of related transactions (whether by tender offer, merger, consolidation or like combination) in which either (i) more than fifty percent (50%) of the voting power of the Corporation is disposed of, or (ii) the power to elect a majority of the Board of Directors of the Corporation is invested in one or more Person(s) who are not currently stockholders of the Corporation or of Penthouse or Affiliates of such Persons.

2.

Determination.  The series of Preferred Stock is hereby designated Series D Convertible Preferred Stock (the “Series D Preferred Stock”).

3.

Authorized Shares. The number of authorized shares constituting the Series D Preferred Stock shall be three hundred and thirty thousand (330,000) shares of such series.

4.

Designation and Stated Value.  The Board of Directors of ‘the Corporation, pursuant to authority granted in its Certificate of Incorporation, hereby creates a Series of Preferred Stock designated as “Series D Preferred Stock.” Upon initial issuance by the Corporation, the price per share of the Series D Preferred Stock and the Stated Value of each share of Series D Preferred Stock upon any Liquidation Event, or otherwise, shall be one hundred ($100,00) dollars (the “Stated Value”).

5.

Number.  The number of shares of Series D Preferred Stock the Corporation is authorized to issue is 330,000 shares of Series D Preferred Stock. Such number may be increased or decreased by resolution of the Board of Directors.

6.

Dividend Rights.  The Series D Preferred Stock shall not pay any dividend.

7.

Liquidation Rights.

(a)

Liquidation, Dissolution or Winding Up.  If (A) the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief In an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 30 consecutive days and, on account of any such event (“Insolvency Proceeding”), or (B) the Corporation shall otherwise liquidate, dissolve or wind up, a “Liquidation Event” shall be deemed to have occurred for purposes of this Certificate of Designation. If a Liquidation Event shall occur, the available funds and assets of the Corporation and its Subsidiaries shall be distributed in the following manner:

(i)

Senior Liquidation Preference. Upon the occurrence of any Liquidation Event, the holder(s) of the issued and outstanding shares of Series D Preferred Stock shall be entitled to be paid a liquidation preference at the Series D Stated Value per share, out of the Available Funds and Assets (A) junior and after payment and distribution in full shall be made to the holders of the Series E Preferred Stock and Series F Preferred Stock, (B) pari passu and at the same time as payment shall be made to the holders of the Series G Preferred Stock, and (B) senior, prior to, and before any payment or distribution (or any setting apart of any payment or distribution) of any available funds and assets of the Corporation or any Subsidiary on any shares of Common Stock of the Corporation. If, upon a Liquidation Event, after payment in full to the holders of the Series E Preferred Stock and Series F Preferred Stock, the available funds and assets of the Corporation and its Subsidiaries to be distributed to the holders of the Series D Preferred Stock and Series G Preferred Stock shall be insufficient to permit the payment to such shareholders of their full preferential amount described in this subsection, then all of such available funds and assets shall be distributed among the holders of then outstanding series of such Series D Preferred Stock and Series G Preferred Stock pro rata, according to the number of outstanding shares of such Series D Preferred Stock and Series G Preferred Stock held by each holder thereof.

(ii)

Other Shares of Junior Preferred Stock. Subject to payment in full of the Stated Value liquidation preference (A) first to the holders of the Series E Preferred Stock and Series F Preferred Stock, and (B) next, to the holders of the Series D Preferred Stock and Series G Preferred Stock, as provided above, the holder(s) of all other series of Preferred Stock of the Corporation then outstanding shall be entitled to be paid, out of the remaining available funds and assets, if any, and prior and in preference to any payment or distribution (or any setting apart of nay payment or distribution) of any available finds and assets on any shares of Common Stock, the amount of any liquidation preference or other payment required under the terms of such Preferred Stock.

(iii)

Remaining Assets. If there are any available finds and assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described in Sections here above, then all such remaining available finds and assets shall be distributed among the holders of the then outstanding Common Stock pro rata according to the number of shares of Common Stock held by each holder thereof.

(b)

Merger or Sale of Assets.  At the option of the holders of the Series D Preferred Stock, with such series voting as a separate series, upon the consummation of a transaction or series of related transactions affecting the Corporation that shall constitute a Transfer of Control, for all purposes of this Certificate of Designation, a Liquidation Event shall be deemed to have occurred. In such event the Corporation shall, at the sole option of the holders of a majority of the outstanding Series D Preferred Stock, either (i) distribute, upon consummation of and as a condition to, such Transfer of Control an amount equal to the $100.00 per share Stated Value liquidation preference with respect to each outstanding share of Series D Preferred Stock, (ii) issue to the holders of the Series D Preferred Stock that number of shares of common stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and/or other property as is receivable upon or as a result of such Transfer of Control, as though each Holder of Series D Preferred Stock had converted his or its Series D Preferred Stock into shares of Common Stock, at the applicable Conversion Percentage of Fully-Diluted Common Stock, immediately prior to such Transfer of Control or (iii) require the Corporation, or such successor, resulting, surviving or purchasing corporation, as the case may be, and without benefit of any additional consideration therefor, to execute and deliver to the Holder of Series D Preferred Stock shares of its preferred stock with substantially identical rights, preferences, privileges, powers, restrictions and other terms as the Series D Preferred Stock equal to the number of shares of Series D Preferred Stock held by such Holder divided by the Fully-Diluted Common Stock of the Corporation immediately prior to such Transfer of Control multiplied by the Fully-Diluted Common Stock of the Corporation or such successor, resulting or purchasing or surviving corporation, as the case may be, immediately after the consummation of such Transfer of Control; provided, that all Holders of Series D Preferred Stock shall be deemed to elect the option set forth in clause (i) above if at least a majority in interest of such Holders elect such option. For purposes of this Section 7(b), “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock..

(c)

Non-Cash Consideration. If any assets of the Corporation distributed to shareholders in connection with any Liquidation Event are other than cash, then the value of such assets shall be their fair market value as determined by the Board of Directors in good faith, except that any securities to be distributed to shareholders in connection with a Liquidation Event shall be valued as follows:

(i)

The method of valuation of securities not subject to investment representation letter or other similar restrictions on free marketability shall be as follows:

(A)

unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities to be distributed are shares of Common Stock of the Corporation or other securities that are traded on a National Securities Exchange, the same shall be determined based on its then Fair Market Value; and

(B)

if there is no public market as described in clause (A) above, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors,

(ii)

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make a thirty percent (30%) discount from the Fair Market Value to reflect the approximate fair market value thereof as determined in good faith by the Board of Directors.

8.

Voting Rights.

(a)

The Series D Preferred Stock shall not vote until converted into Common Stock; provided, however, that the holders of the Series D Preferred Stock shall have the right to vote, as a separate class, at any regular or special meeting of the stockholders or board of directors of the Corporation to enforce the provisions of Section 4.4 of the Securities Purchase Agreement.

(b)

Rights of Holders of Series D Preferred Stock.  To the extent that, under the DGCA the approval of the holders of Series D Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, and to the extent approval of the holders of Series D Preferred Stock is required for any specific action of the Corporation set forth herein, the affirmative approval of the holders of at least a majority of the shares of Series D Preferred Stock, represented by written consent of the holders of a majority of the shares of Series D Preferred Stock (except as otherwise may be required under the DGCA) shall constitute the approval of such action by the class or series as applicable. Holders of Series D Preferred Stock shall be entitled to notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders), which notice would be provided pursuant to the Corporation’s Bylaws and Delaware law.

9.

Conversion.

(a)

Series D Preferred Stock Conversion. Upon consummation of the Media Billing Purchase of the Media Billing Equity, all of the shares of issued and outstanding Series D Preferred Stock may be converted at any time, at the option of the holder of the Series D Preferred Stock, into an aggregate number of shares of Common Stock of the Corporation as shall represent that number of shares of Common Stock (the “Conversion Shares”) as shall equal a percentage of the Fully-Diluted Common Stock (the “Conversion Percentage”) as at the Conversion Date equal to Forty-Nine and 9/10 percent (49.9%) of such Fully-Diluted Common Stock.  In the event and to the extent that less than all of the 330,000 shares of Series D Preferred Stock shall be converted into Common Stock, as aforesaid, the applicable number of Conversion Shares to be issued in connection with such partial conversion, as determined by the Conversion Percentage of the then Fully-Diluted Common Stock, shall be based upon the amount by which the number of shares of Series D Preferred Stock so converted bears to 330,000 shares of Series D Preferred Stock.

(b)

Adjustments to Fully-Diluted Common Stock and Conversion Percentage.

(i)

Adjustment for Stock Splits and Combinations. If the Corporation shall at any time, or from time to time after the date shares of the Series D Preferred Stock are first issued (the “Original Series D Issue Date”) and prior to the Conversion Date, effect a subdivision of the outstanding Common Stock, then the Fully-Diluted Common Stock in effect immediately prior thereto shall be proportionately decreased and, conversely, if the Corporation shall at any time or from time to time after the Original Series D Issue Date combine the outstanding shares of Common Stock, the Fully-Diluted Common Stock then in effect immediately before the combination shall be proportionately increased. However, in neither event shall any such adjustments effect the applicable Conversion Percentage. Any adjustment under this Section 9(b)(i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)

Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Series D Issue Date and prior to the Conversion Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the number of shares of Fully-Diluted Common Stock then in effect shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. Such increase in the Fully-Diluted Common Stock shall not, however, affect the applicable Conversion Percentage.

(iii)

Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Series D Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of such Series D Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series D Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this Section 9(b)(iii) with respect to the rights of the holders of the Series D Preferred Stock.

(iv)

Adjustments for reclassifications, consolidations, merger, splits and combinations. If at any time while the Series D Preferred Stock remains outstanding and any shares thereof have not been converted into Common Stock, in case of any reclassification or change of outstanding Common Stock issuable upon conversion of the Series D Preferred Stock (other than a change in par value per share, or from par value per share to no par value per share, or from no par value per share to par value per share or as a result of a subdivision or combination of outstanding securities issuable upon conversion of the Series D Preferred Stock) or in case of any consolidation, merger or mandatory share exchange of the Corporation with or into another corporation (other than a merger or mandatory share exchange with another corporation in which the Corporation is a continuing corporation and which does not result in any reclassification or change, other than a change in par value per share, or from par value per share to no par value per share, or from no par value per share to par value per share, or as a result of a subdivision or combination of outstanding Common Stock upon conversion of the Series D Preferred Stock), or in the case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, the Corporation, or such successor, resulting or purchasing corporation., as the case may be, shall, without payment of any additional consideration therefor, execute a new Series D Preferred Stock providing that the holder shall have the right to convert such new Series D Preferred Stock (upon terms and conditions not less favorable to the holder than those in effect pursuant to the Series D Preferred Stock) and to receive upon such exercise, in lieu of the Common Stock theretofore issuable upon conversion of the Series D Preferred Stock, the kind and amount of shares. of stock, other securities, money or property receivable upon such reclassification, change, consolidation, merger, mandatory share exchange, sale or transfer by the holder of the Common Stock issuable upon conversion of the Series D Preferred Stock had the Series D Preferred Stock been converted immediately prior to such reclassification, change, consolidation, merger, mandatory share exchange or sale or transfer. The provisions of this Section shall similarly apply to successive reclassifications, changes, consolidations, mergers, mandatory share exchanges and sales and transfers.

10.

Miscellaneous.

(a)

Loss, Theft, Destruction of Preferred Stock. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of shares of Series D Preferred Stock and, in the case of any such Loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series D Preferred Stock, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated shares of Series D Preferred Stock, new shares of Series D Preferred Stock of like tenor. The Series D Preferred Stock shall be held and owned upon the express condition that the provisions of this Section are exclusive with respect to the replacement of mutilated, destroyed, Lost or stolen shares of Series D Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

(b)

Who Deemed Absolute Owner. The Corporation may deem the Person in whose name the Series D Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series D Preferred Stock for the purpose of the conversion of the Series D Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series D Preferred Stock to the extent of the sum or sums so paid or the conversion so made.

(c)

Register.  The Corporation shall keep at its principal office a register in which the Corporation shall provide for the registration of the Series D Preferred Stock. Upon any transfer of the Series D Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on the Series D Preferred Stock register.

(d)

Reservation of Common Stock.  The Corporation shall have a sufficient number of shares of Common Stock available to reserve for issuance upon the conversion of all outstanding shares of Series D Preferred Stock. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series D Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series D Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued, folly paid and non-assessable. The Corporation will take all such action as may be so taken without violation of any applicable Law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed to have a sufficient number of authorized but unissued shares of Common Stock to issue upon conversion of the Series D Preferred Stock. The Corporation will not take any action which results in any adjustment of the conversion rights if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series D Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation’s Certificate of Incorporation, as amended.

(e)

No Reissuance of Preferred Stock. Any shares of Series D Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be canceled, retired and eliminated from the shares of Series D Preferred Stock that the Corporation shall be authorized to issue. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in the Articles of Incorporation or in any certificate of Determination creating a series of Preferred Stock or any similar stock or as otherwise required by law.

(f)

Severability. If any right, preference or limitation of the Series D Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or Limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

11.

The number of authorized shares of Preferred Stock of the Corporation is 5,000,000, and the number of authorized shares of Series D Preferred Stock, none of which has been issued, is 330,000 shares.

12.

Cancellation.  The Series D Preferred Stock shall automatically be cancelled in the event the Corporation elects to rescind the Securities Purchase Agreement.

Each of the undersigned declares under penalty of perjury that the matters set out in the foregoing Certificate are true of his own knowledge. Executed in the State of Florida on this 21st day of January, 2005.

/s/ Steve Markley

Name:

Steve Markley

Title:

Chief Executive Officer

/s/ Charles Pearlman

Name:

Charles Pearlman

Title:

Assistant Secretary